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              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C.  20549-1004


                                  FORM 8-K


                               CURRENT REPORT
                  PURSUANT TO SECTION 13 OR  15(D) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of earliest event reported) October 27, 2000
                                                       ----------------


                      Commission File Number 33-64325
                                             --------


                          REUNION INDUSTRIES, INC.
           ------------------------------------------------------
           (Exact name of registrant as specified in its charter)


        DELAWARE                                    06-1439715
------------------------              ------------------------------------
(State of Incorporation)              (I.R.S. Employer Identification No.)


                      11 STANWIX STREET, SUITE 1400
                      PITTSBURGH, PENNSYLVANIA 15222
       ------------------------------------------------------------
       (Address of principal executive offices, including zip code)


                              (412) 281-2111
           ----------------------------------------------------
      (Registrant's telephone number, including area code)


                           Page 1 of 41 pages.

                       Exhibit index is on page 19.

==========================================================================
             FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

     This Current Report on Form 8-K contains forward-looking statements as defined by Section 21E of the Securities Act of 1934, as amended, concerning the Registrant's expectations about future and pro forma results of operations, financial position and cash flows, which are dependent upon future events beyond the Registrant's control. Note that all forward-looking statements involve risks and uncertainties including, without limitation, factors which could cause the future results and shareholder values to differ significantly from those expressed in the forward-looking statements. In light of the risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by Reunion or any other person that the forward-looking statements will occur.

                                    - 2 -
ITEM 2.   Acquisition or Disposition of Assets.
          -------------------------------------

     On October 27, 2000, Reunion Industries, Inc. (the "Registrant"), completed the sale of substantially all of its wine grape agricultural operations and real estate in Napa County, California to The Vineyards at Juliana LLC, a Seattle, Washington based company.

     The consideration received by Reunion was $16.5 million after transaction related costs and was used for general corporate purposes including the repayment of $16.5 million in debt. Reunion has estimated that the gain on sale is approximately $2.2 million.


ITEM 7.   Financial Statement and Exhibits.
          ---------------------------------

(a)  Financial Statements

     None.

                                    - 3 -
(b)  Pro Forma Financial Information

                           REUNION INDUSTRIES, INC.
                  UNAUDITED PRO FORMA CONSOLIDATED CONDENSED
                             FINANCIAL STATEMENTS

     The accompanying unaudited pro forma consolidated condensed financial statements and related notes are presented in accordance with the SEC rules and regulations to show the pro forma effects of the following items:

* Merger of Chatwins Group with and into Reunion

* Acquisition of Kingway

* Sale of Data Packaging Holdings Limited (DPHL)

* Sale of substantially all of the assets and business of Juliana Vineyards

     DPHL was an Irish holding company which owned all of the outstanding common stock of Data Packaging Limited, Reunion's Irish plastics business. Juliana Vineyards was Reunion's wine grape agricultural operations.

     The merger was completed on March 16, 2000 and is being accounted for as a purchase under APB Opinion No. 16 "Business Combinations" with Chatwins Group as the acquirer for purposes of applying purchase accounting. Accordingly, Chatwins Group's assets and liabilities were accounted for at historical book values and the approximately 63% of the assets and liabilities of Reunion not previously owned by Chatwins Group were revalued at their estimated fair value. The excess of purchase price over fair value of assets acquired and liabilities assumed (goodwill) for the acquisition of the approximately 63% of Reunion common stock not previously owned by Chatwins Group has been capitalized and is being amortized over 15 years.

     Simultaneously with the closing of the merger and related refinancing, Reunion acquired Kingway. This acquisition was accounted for as a purchase under APB Opinion No. 16.

     The disposition of DPHL occurred on August 31, 2000. The effects of this disposition are reflected in the Reunion Industries historical condensed consolidated balance sheet in the unaudited pro forma consolidated condensed balance sheet as of September 30, 2000 presented herein. The proceeds of $11,330,000 after transaction-related costs were used to repay debt.

     The disposition of substantially all of the assets and business of Juliana occurred on October 27, 2000. The proceeds of $16,502,000 after transaction-related costs were used to repay debt. Because the sale of Juliana's assets closed before the issuance of the Company's financial statements for the quarter ended September 30, 2000, the Company classified and began accounting for the agricultural operations as discontinued operations in accordance with Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", which requires discontinued operations to be reported separately from continuing operations. Accordingly, the net assets of Juliana are included in net assets of discontinued operations in the accompanying Reunion Industries historical consolidated condensed balance sheet in the unaudited pro forma consolidated condensed balance sheet as of

                                    - 4 -
September 30, 2000 presented herein and the operations of Juliana are excluded from the accompanying Reunion Industries historical consolidated condensed statement of operations in the unaudited pro forma consolidated condensed statement of operations for the nine months ended September 30, 2000 presented herein.

     The unaudited pro forma consolidated condensed balance sheet as of September 30, 2000 includes the effects of the March 16, 2000 merger, simultaneous acquisition of Kingway and sale of DPHL and is based on the assumption that the sale of Juliana's assets was completed on September 30, 2000. The unaudited pro forma consolidated condensed income statement for the nine months ended September 30, 2000 is based on the assumptions that the merger, the simultaneous acquisition of Kingway and the sales of DPHL and Juliana's assets were completed January 1, 2000. The Reunion Industries historical financial information presented in the unaudited pro forma consolidated condensed balance sheet and statement of operations at and for the nine months ended September 30, 2000 is derived from Reunion's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000. The unaudited pro forma consolidated condensed income statement for the year ended December 31, 1999 is based on the assumption that the merger, the simultaneous acquisition of Kingway and the sales of DPHL and Juliana's assets were completed January 1, 1999. The Reunion Industries pro forma financial information presented in the first column of the unaudited pro forma consolidated condensed statement of operations for the year ended December 31, 1999 is derived from Item 7(b) of Reunion's Current Report on Form 8-K as filed on September 15, 2000, which already includes the pro forma effects of the merger, the simultaneous acquisition of Kingway and the sale of DPHL.

     The disposition of Juliana's assets represents a disposition of a discontinued operation and would usually require a pro forma condensed balance sheet for the most recent historical balance sheet and pro forma condensed income statements for the last three fiscal years and the current and prior year interim periods. In the merger on March 16, 2000, Chatwins Group was considered the acquirer for purposes of applying purchase accounting. Accordingly, all pre-merger historical financial statements in Reunion's post-merger SEC filings will be those of the former Chatwins Group. Because Chatwins Group used the equity method to account for its approximately 37% investment in Reunion prior to the merger, reclassification of Juliana to discontinued operations will have an effect on Chatwins Group's results from continuing operations presented in its pre-merger historical financial statements as follows ($'s in 000's, except for per share data):

                               Nine months ended
                              September 30, 1999    Year ended December 31,
                                      (unaudited)        1998         1997
                              ------------------    ---------    ---------
Income (loss) from continuing
  operations as reported                 $  (125)     $   103      $ 2,506
Effect of reclassification
 (unaudited)                                 364          679          602
                                         -------      -------      -------
Restated income from continuing
  operations                                 239          782        3,108
Preferred stock dividend accretions         (342)        (456)        (456)
                                         -------      -------      -------
Restated income (loss) applicable to
  common stockholders                    $  (103)     $   326      $ 2,652
                                         =======      =======      =======
                                    - 5 -
Income (loss) from continuing
  operations per common share -
  basic and diluted                      $ (0.01)     $  0.03      $  0.28
                                         =======      =======      =======
Weighted average number
  of common shares - basic
  and diluted (1)                          9,500        9,500        9,500
                                        ========     ========      =======

(1) - Restated to give retroactive effect to the recapitalization of the former Chatwins Group in the merger.

     Pro forma data are based on assumptions and include adjustments as explained in the notes to the unaudited pro forma consolidated condensed financial statements. The pro forma data are not necessarily indicative of the financial results that would have occurred had the transactions been effective on the dates indicated above, and should not be viewed as indicative of operations in future periods. The unaudited pro forma consolidated condensed financial statements should be read in conjunction with the accompanying notes and with Reunion's, Chatwins Group's and Kingway's financial statements. The financial statements, Management's Discussion and Analysis of Financial Condition and Results of Operations and a description of the business of Chatwins Group are included under Item 7(a) of Reunion's Current Report on Form 8-K/A as filed on May 4, 2000. The financial statements of Kingway are included under Item 7(a) of Reunion's Current Report on Form 8-K/A as filed on May 4, 2000.

                                    - 6 -
                           REUNION INDUSTRIES, INC.
           UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
                      September 30, 2000 (in thousands)

                           Reunion     Less                           Reunion
                        Industries    Juliana      Pro Forma       Industries
                        Historical   Historical    Adjustments      Pro Forma
                        ----------   ----------   -------------   -----------
ASSETS:
Cash                      $    826     $      -   $ 16,502 (1)
                                                   (16,502)(1)      $    826
Receivables                 35,863            -          -            35,863
Inventories                 20,973            -          -            20,973
Other current assets         3,729            -          -             3,729
Net assets of discontinued
  operations                 5,533       (5,533)         -                 -
                          --------     --------    -------          --------
Total current assets        66,924       (5,533)         -            61,391

Property - net              32,614            -          -            32,614
Goodwill                    18,355            -          -            18,355
Other assets                18,672            -          -            18,672
                          --------     --------   --------          --------
Total assets              $136,565     $ (5,533)  $      -          $131,032
                          ========     ========   ========          ========
LIABILITIES AND
  STOCKHOLDERS' EQUITY:
Current long-term debt    $  4,023     $      -   $      -          $  4,023
Current long-term debt-
  related parties            2,998            -          -             2,998
Revolving credit facility   29,329            -     (8,452)(1)        20,877
Trade payables              18,714            -          -            18,714
Accrued other               12,444            -          -            12,444
Net liabilities of
  discontinued operations        -        7,977     (7,323)(1)
                                                      (654)(1)
                                                       633 (3)           633
                          --------     --------   --------          --------
Total current liabilities   67,508        7,977    (15,796)           59,689

Long-term debt              44,743            -          -            44,743
Long-term debt-related party 1,017            -          -             1,017
Other liabilities            2,564            -          -             2,564
Intercompany                     -      (13,510)    16,502 (1)
                                                       (73)(1)
                                                    (2,286)(2)
                                                      (633)(3)             -
                          --------     --------   --------          --------
Total liabilities          115,832       (5,533)    (2,286)          108,013
                          --------     --------   --------          --------

                                    - 7 -
                           REUNION INDUSTRIES, INC.
     UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET (Continued)
                      SEPTEMBER 30, 2000 (in thousands)

                           Reunion      Less                          Reunion
                        Industries    Juliana      Pro Forma       Industries
                        Historical   Historical    Adjustments      Pro Forma
                        ----------   ----------   -------------   -----------
  Stockholders' equity:
Common stock                   152            -          -               152
Paid-in capital             24,608            -          -            24,608
Retained earnings
  (accumulated deficit)     (4,027)           -      2,286 (2)        (1,741)
                          --------     --------   --------          --------
Total stockholders' equity  20,733            -      2,286            23,019
                          --------     --------   --------          --------
Total liabilities and
  stockholders' equity    $136,565     $ (5,533)  $      -          $131,032
                          ========     ========   ========          ========

                                    - 8 -
                            REUNION INDUSTRIES, INC.
      UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
                   (in thousands, except per share amounts)

                           Reunion                                    Reunion
                        Industries    Less DPHL    Pro Forma       Industries
                        Historical   Historical    Adjustments      Pro Forma
                        ----------   ----------   -------------   -----------
SALES                     $136,195     $ (5,032)   $ 14,996 (a)      $146,159
Operating costs
  and expenses:
Cost of sales              109,331       (4,349)     11,826 (a)       116,808
Selling, general
  and administrative        16,778         (603)      2,345 (a)        18,520
Amortization of goodwill       702         (143)        366 (a)           925
Other (income) expense, net (4,426)          84       4,818 (a)(f)        476
                          --------     --------    --------          --------
OPERATING PROFIT            13,810          (21)     (4,359)            9,430

Interest expense             7,338         (123)       (678)(b)         6,537
Equity loss from affiliate     296            -        (296)(c)             -
                          --------     --------    --------          --------
Income from continuing
  operations before taxes    6,176          102      (3,385)            2,893
Income tax expense             654           (6)        509 (d)         1,157
                          --------     --------    --------          --------
Income from continuing
  operations                 5,522          108      (3,894)            1,736
Preferred stock
  dividend accretions           95            -         (95)(e)             -
                          --------     --------    --------          --------
Income available to
  common stockholders     $  5,427     $    108    $ (3,799)         $  1,736
                          ========     ========    ========          ========

                                    - 9 -
                            REUNION INDUSTRIES, INC.
UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS (Continued)
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
                   (in thousands, except per share amounts)

                           Reunion                                    Reunion
                        Industries    Less DPHL    Pro Forma       Industries
                        Historical   Historical    Adjustments      Pro Forma
                        ----------   ----------   -------------   -----------

Income from continuing
  operations per common
  share:

Basic                     $   0.44                                   $   0.13
                          ========                                   ========

Diluted                   $   0.43                                   $   0.13
                          ========                                   ========

Weighted average number
  of common shares

Basic                       12,564                           682*      13,246
                          ========                      ========     ========

Diluted                     12,624                           682*      13,306
                          ========                      ========     ========

* - Represents the effect of the 2,490,000 public shares of Reunion not retired in the merger assuming the merger occurred on January 1, 2000 (2,490,000 x 75 days in pre-merger period / 274 days).

                                    - 10 -
                            REUNION INDUSTRIES, INC.
      UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                    (in thousands, except per share amounts)

                           Reunion      Less                          Reunion
                        Industries     Juliana     Pro Forma       Industries
                         Pro Forma   Historical    Adjustments      Pro Forma
                        ----------   ----------   -------------   -----------
SALES                     $200,718    $  (4,524)    $     -          $196,194
Operating costs
  and expenses:
Cost of sales              164,813       (4,142)          -           160,671
Selling, general
  and admin.                25,060         (497)          -            24,563
Amortization of goodwill     1,254            -           -             1,254
Other                          724          226           -               950
                          --------     --------    --------          --------
OPERATING PROFIT             8,867         (111)          -             8,756

OTHER (INCOME) EXPENSE:
Interest expense             9,927       (1,430)       (718)(g)         7,779
Provision for Bargo
  judgment and costs         1,646            -           -             1,646
Bargo settlement gain       (3,617)           -           -            (3,617)
Equity loss from affiliate       -            -           -                 -
Other (income) expense        (672)           -           -              (672)
                          --------     --------    --------          --------
Income from continuing
  operations before taxes    1,583        1,319         718             3,620
Income tax expense             633            -         815 (h)         1,448
                          --------     --------    --------          --------
Income (loss) from
  continuing operations   $    950     $  1,319    $    (97)         $  2,172
                          ========     ========    ========          ========

                                    - 11 -
                            REUNION INDUSTRIES, INC.
UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS (Continued)
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                    (in thousands, except per share amounts)

                           Reunion                                    Reunion
                        Industries    Less DPHL    Pro Forma       Industries
                         Pro Forma   Historical    Adjustments      Pro Forma
                        ----------   ----------   -------------   -----------

Income from continuing
  operations per common
  share:

Basic                     $   0.08                                   $   0.18
                          ========                                   ========

Diluted                   $   0.08                                   $   0.18
                          ========                                   ========

Weighted average number
  of common shares

Basic                       11,974                                     11,974
                          ========                                   ========

Diluted                     11,974                                     11,974
                          ========                                   ========

                                    - 12 -
                           REUNION INDUSTRIES, INC.
   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                               (in thousands)

Note 1. Pro Forma Adjustments to the Unaudited Pro Forma Consolidated Condensed Balance Sheet

          Adjustments to the unaudited pro forma combined balance sheet as of September 30, 2000:

          (1) To record the receipt of $16.5 million of cash proceeds from the disposition and the uses of the proceeds as follows:

                Uses of proceeds:
                                           Within Discontinued Operations
                                       --------------------------------------
                                                  Accrued     Other    Total
                             Revolver    Debt       Other     Costs     Uses
                             --------  --------  --------  --------  --------
Revolver paydown             $  8,452  $      -  $      -  $      -  $  8,452
Note payable                        -     7,323         -         -     7,323
Accrued interest                    -         -       169         -       169
Prepayment penalty                  -         -         -        73        73
Napa national crop loan             -         -       485         -       485
                             --------  --------  --------  --------  --------
  Totals                     $  8,452  $  7,323  $    654  $     73  $ 16,502
                             ========  ========  ========  ========  ========


          (2) Represents the elimination of the investment in the assets of Juliana sold and resulting $2.3 million gain. There is no provision for income taxes related to the gain on sale of Juliana's assets as it is assumed that the valuation allowance against deferred tax assets related to the Company's net operating loss carryforwards is reduced for the tax effect of the gain.

                                    - 13 -
          (3) Represents the establishment of a reserve for post-sale transaction-related costs resulting in pro forma net liabilities of discontinued operations as follows:

                                  Discontinued                 Discontinued
                                    Operations    Effect of      Operations
                                    Historical       Sale         Pro Forma
                                  ------------    ---------    ------------
     ASSETS:
Cash and cash equivalents             $     49     $      -        $     49
Receivables, net                         1,257            -           1,257
Other current assets                     1,401            -           1,401
Property, plant and equipment, net      16,248      (15,998)            250
Other assets, net                          259            -             259
                                      --------     --------        --------
Total assets                            19,214      (15,998)          3,216
                                      --------     --------        --------
     LIABILITIES AND EQUITY:
Current maturities of debt                 864         (184)            680
Trade payables                             504            -             504
Other current liabilities                  648          (21)            627
Reserve for estimated expenses           2,016            -           2,016
Other long-term debt                     7,139       (7,139)              -
Other liabilities                           22            -              22
Minority interest                        2,488       (2,488)              -
                                      --------     --------        --------
Total liabilities and equity            13,681       (9,832)          3,849
                                      --------     --------        --------
Net assets (liabilities) of
  discontinued operations             $  5,533     $ (6,166)       $   (633)
                                      ========     ========        ========

                                    - 14 -
Note 2. Pro Forma Adjustments to the Unaudited Pro Forma Consolidated Condensed Statements of Operations

          Adjustments to the unaudited pro forma consolidated condensed statement of operations for the nine months ended September 30, 2000:

          (a) Represents the operating results of businesses merged (excluding DPL and Juliana) and acquired on March 16, 2000 for the period from January 1, 2000 through March 15, 2000.

          (b) To record the effect on interest expense for the first nine months of 2000 resulting from the merger, acquisition and the application of sale proceeds to borrowings. It was assumed that if Reunion had been engaged in the merger with Chatwins Group, the acquisition of Kingway and the dispositions of DPHL and Juliana's assets all at the same time, the $5.0 million term loan B facility would not have been necessary and the remaining sale proceeds would have been used to repay $8.5 million of notes payable then applied to revolver borrowings:
                                                           Pro
                                                           Forma
                                                           Average   Pro Forma
                                             Annual Rates  Balance   Interest
                                             ------------  --------  --------
  Pro Forma Interest Expense:
Senior notes                                          13%  $ 24,975  $  2,435
Revolving credit facility                    Prime + .50%    20,012     1,351
Term loan A                                  Prime + .75%    24,572     1,705
Other debt (actual first nine months 2000)                                695
                                                                     --------
  Total Pro Forma Cash Interest                                         6,186
Amortization of deferred financing costs                                  351
                                                                     --------
  Total Pro Forma Interest                                              6,537
Less: Historical Interest Expense (excluding DPHL)                     (7,215)
                                                                     --------
  Pro Forma Interest Adjustment                                      $   (678)
                                                                     ========

     A 0.125% change in interest rates would affect interest expense by approximately $42 for the nine months ended September 30, 2000.

          (c) To eliminate Chatwins Group's equity loss from continuing operations of Reunion recognized prior to the March 16, 2000 merger.

          (d) To adjust the proforma combined income tax expense for continuing operations to an effective rate of approximately 40% of pro forma combined income from continuing operations before taxes.

          (e) To eliminate the preferred stock dividend accretions from January 1, 2000 to March 15, 2000 on the former Chatwins Group's mandatorily redeemable Class D, Series A, B and C preferred stocks as such preferred stocks are assumed to have been exchanged for non-mandatorily redeemable Reunion Industries Series A preferred stock on January 1, 2000.

                                    - 15 -
          (f) Primarily represents the elimination of the one-time gain on sale of DPHL of $4.5 million, resulting in a decrease from historical to pro forma income from continuing operations per common share.

          Adjustments to the unaudited pro forma consolidated condensed statement of operations for the year ended December 31, 1999:

          (g) To record the effect on interest expense for 1999 assuming the Juliana asset sale proceeds were received on January 1, 1999:

                                                           Pro
                                                           Forma
                                                           Average   Effect on
                                             Annual Rates  Balance   Interest
                                             ------------  --------  --------
  Reduction in Interest Expense:
Revolving credit facility                    Prime + .50%  $  8,452  $   (718)
                                                                     ========

     A 0.125% change in interest rates would affect interest expense by approximately $56 for 1999.

          (h) To adjust the proforma combined income tax expense for continuing operations to an effective rate of approximately 40% of pro forma combined income from continuing operations before taxes.

                                    - 16 -
(c)  Exhibits

     Exhibit No.         Description of Exhibit
     -----------         ----------------------

        10.26 Real Estate Purchase Agreement dated May 5, 2000 between Juliana Vineyards and Triad Napa LLC.

        10.27 First Amendment to Real Estate Purchase Agreement dated August 12, 2000 between Juliana Vineyards and Triad Napa LLC.

        99.1             Press release dated November 2, 2000.

                                    - 17 -
                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.


Date:  February 7, 2001                       REUNION INDUSTRIES, INC.
       ----------------                             (Registrant)

                                              By: /s/ John M. Froehlich
                                                  ---------------------
                                                    John M. Froehlich
                                                 Executive Vice President
                                                   of Finance and Chief
                                                    Financial Officer

                                    - 18 -
                                EXHIBIT INDEX

Exhibit No.     Description of Exhibit                                 Page
-----------     ----------------------                                 ----

   10.26        Real Estate Purchase Agreement dated                     20
                May 5, 2000 between Juliana Vineyards
                and Triad Napa LLC.

   10.27        First Amendment to Real Estate Purchase                  39
                Agreement dated August 12, 2000 between
                Juliana Vineyards and Triad Napa LLC.

   99.1         Press release dated November 2, 2000.                    41

                                    - 19 -
                        REAL ESTATE PURCHASE AGREEMENT           EXHIBIT 10.26


     THIS REAL ESTATE PURCHASE AGREEMENT (hereinafter "Agreement") is made on the Effective Date by and between Juliana Vineyards, a California corporation (hereafter "Seller") and Triad Napa LLC (hereafter "Buyer"), who agree as follows:

     1. DEFINITIONS. As used herein, the following terms have the following meanings:

            "Closing" means the close of Escrow and the consummation of the purchase and sale of the Property, as contemplated under this Agreement.

            "Closing Costs" means the reasonable costs and expenses of Seller and Buyer incurred in connection with this Agreement, including, without limitation, charges and premiums paid to Title Insurer for the Title Policy, recordation taxes, fees, and costs, including, without limitation, transfer or similar tax on the Grant Deed and any recording fees.

            "Closing Date" means the date on which the Closing occurs as provided in Section 8.

            "County" means the County of Napa, California.

            "Deposit" is defined in Section 3.2(a) below.

            "Effective Date" is May 5, 2000

            "Environmental Laws" is defined in Section 10.

            "Escrow Holder" is First American Title Company of Napa, 1700 Second Street, Napa, California, 94559.

            "Farming Costs" is defined in Section 2.2.

            "Final Approval" shall mean that all applicable Governmental Authorities shall have approved the matter which Seller, Buyer and Water Company, as applicable, have submitted to the applicable Governmental Authorities for approval, subject only to such conditions as are acceptable to Buyer in its sole discretion, and all time periods to appeal such approval shall have expired without any such appeal having been filed or commenced.

            "Final Closing Date" is defined in Section 8.4.

            "General Plan" means the Napa County General Plan.

            "Governmental Authority" means the United States of America, the State of California, the County, and any agency, authority, court, department, commission, board or bureau of instrumentality of any of them.

            "Grant Deed" means a grant deed conveying title to the applicable parcels of the Real Property to Buyer.

            "Grape Sales Contracts" means and includes any and all contracts Seller has entered into on or before the Closing Date for the sale of the grape crop on the Real Property, as listed on Exhibit C attached hereto.

                                    - 20 -
            "Hazardous Substances" shall have the meaning given to such term in Section 10.

            "Inspection Period" shall have the meaning given such term in
Section 4.1(a).

            "Madrone Lease" means that certain Lease dated September 15, 1998, made by and between Seller, as landlord and Madrone Knoll Vineyard, LLC, as tenant, with respect to a portion of Parcel 14 of the Real Property.

            "Marks" means all of Seller's right, title and interest in and to the tradenames, trademarks and service marks, including all registrations or applications for registration pertaining thereto and all common law rights pertaining thereto, (i) that are comprised of or include the words "Juliana Vineyards," in stylized or block form, or (ii) that include or are comprised of the logotype or design shown on Exhibit D attached hereto.

            "Permitted Title Exceptions" means (a) real property taxes with respect to the applicable portion of the Property for the year in which the Closing occurs that are not due on or before the Closing Date, (b) the Madrone Lease, (c) any other matters disclosed on the Preliminary Report defined in
Section 7.2 (as updated) that have been expressly approved in writing by Buyer within the time permitted in this Agreement for expressing such approval, and
(d) matters affecting the condition of title to the Property created by or with the written consent of Buyer.

            "Property" means and includes the Real property, the Marks, Seller's right, title and interest under the Madrone Lease and Seller's right, title and interest under the Grape Sales Contracts, and all right, title and interest in personal property that is owned by Seller and located at the Real Property.

            "Real Property" means that certain real property located in Pope Valley, Napa County, California, consisting of approximately 3,250 acres, more or less, of land as more particularly described on Exhibit A, attached hereto, including all improvements thereon and all easements, rights of way, licenses, water rights, appurtenances and other rights of Seller belonging to or serving said parcels, subject to the Permitted Title Exceptions.

            "Title Company" means First American Title Insurance Company.

            "Title Defect" means any lien, claim of lien, encumbrance, deed of trust, security agreement, tenancy, encroachment, restriction, covenant, assessment, charge, agreement, license, taxes, easements, right of possession, or any other matter (including, without limitation, any matter disclosed by the Survey) which renders the state of title to the Property unacceptable to Buyer.

            "Title Policy" means a CLTA policy of owner's title insurance issued by Title Company to Buyer at Closing covering the parcels which are the subject of the Closing. The Title Policy shall be dated not earlier than the date of recordation of the applicable Grant Deed, shall name Buyer as the insured, and shall insure Buyer's fee simple title to the applicable parcels in an amount equal to the purchase price applicable to that sale, subject only to the applicable Permitted Title Exceptions.

            "Water Company" means the Juliana Mutual Water Company, a non-

                                    - 21 -
profit mutual water company.

     2.     SALE OF THE PROPERTY.

     2.1 Sale and Purchase Agreement. On the terms and subject to the conditions set forth herein, Seller hereby agrees to sell the Property to Buyer and Buyer hereby agrees to purchase the Property from Seller.

     2.2 Grape Crops and Farming Expenses. The Property includes and Buyer shall receive all rights to the entire grape crop together with all proceeds from sales of such grapes under existing grape sales contracts which are produced upon the Property for the 2000 crop season. Until the Closing Date, Seller shall continue to perform all farming and maintenance services for the vineyard improvements upon the Property in the same manner as Seller has customarily performed those services, and Seller shall submit monthly billing statements for all costs incurred from the Effective Date through the Closing Date, including all overhead, supervision and administrative costs at Seller's customary billing rates for vineyard farming and management services performed by Seller (the "Farming Costs"). On the Closing Date, Buyer shall reimburse to Seller all of Seller's reasonable Farming Costs incurred with respect to the Real Property. Seller shall furnish Buyer a copy of Seller's customary vineyard management services contract, together with all pricing schedules, within twenty (20) days after the Effective Date for Buyer's approval within the inspection period provided in Section 4.1(a).

     3.     PURCHASE PRICE.

     3.1 Purchase Price. The purchase price (the "Purchase Price") for the Property shall be Nineteen Million Dollars ($19,000,000) plus reimbursement of Seller's Farming Costs as set forth in Section 2.2.

     3.2    Deposit.
            (a) Deposit. Within three (3) business days following the Effective Date, Buyer shall deposit One Hundred Thousand Dollars ($100,000.00) cash (the "Deposit") into Escrow. The Deposit shall be applied to the Purchase Price at Closing.

            (b) Interest. The Deposit shall be invested by the Escrow Holder in an interest-bearing account, and all interest accruing on the Deposit shall be credited and paid solely to the Seller as additional compensation to Seller for the contingency periods provided in Section 4.1. None of the accrued interest shall be credited to Buyer or applied to the purchase price, even if Buyer terminates this Agreement pursuant to Sections 4.1(d), 7.2, 10, 11 or 17.

            (c) Nonrefundable Deposit and Return to Buyer. The Deposit shall become nonrefundable to Buyer upon the date upon which Buyer gives Seller written notice of approval of the Property pursuant to Section 4.1(a). Notwithstanding the foregoing, the Deposit shall be immediately released and returned to Buyer upon the default of Seller or as otherwise provided in Sections 4.1(d), 7.2, 10, 11 and 17, and in any such event, Seller agrees to instruct the Escrow Holder in writing to return the Deposit immediately to Buyer.

     3.3 LIQUIDATED DAMAGES. IF BUYER DEFAULTS UNDER THIS AGREEMENT BY FAILURE TO CLOSE THE ESCROW ESTABLISHED FOR CLOSING FOR ANY REASON OTHER THAN
(i) THE FAILURE OF ANY CONDITION SET FORTH HEREIN FOR THE BENEFIT OF BUYER, OR

                                    - 22 -
(ii) THE DEFAULT OF SELLER, OR (iii) THE TERMINATION OF THIS AGREEMENT PURSUANT TO SECTIONS 4.1(d), 7.2, 10, 11 OR 17, SELLER SHALL BE RELEASED FROM ITS OBLIGATIONS TO SELL THE PROPERTY TO BUYER , AND SELLER SHALL RETAIN THE ENTIRE BALANCE OF THE DEPOSIT THEN REMAINING AS LIQUIDATED DAMAGES FOR BUYER'S DEFAULT. BUYER AND SELLER AGREE THAT IT WOULD BE IMPRACTICAL OR EXTREMELY DIFFICULT TO FIX ACTUAL DAMAGES IN THE EVENT OF SUCH DEFAULT BY BUYER, THAT THE TOTAL OF THE DEPOSIT IS A REASONABLE ESTIMATE OF SUCH DAMAGES FROM SUCH DEFAULT OF BUYER, AND THAT SELLER SHALL RETAIN THE ENTIRE REMAINING BALANCE OF THE DEPOSIT AS SELLER'S SOLE AND EXCLUSIVE DAMAGES FOR SUCH DEFAULT. THE ESCROW HOLDER SHALL DELIVER TO SELLER THE ENTIRE BALANCE OF THE DEPOSIT THEN REMAINING IN ESCROW UPON SUCH DEFAULT BY BUYER.

_______                         ______
SELLER                          BUYER

     After the disposition of the Deposit pursuant to any of the foregoing provisions of this Section 3.3, the Escrow shall be canceled and neither party shall thereafter have any rights or responsibilities to the other, except as otherwise expressly provided in this Agreement (for example, the indemnification provisions of Section 6 hereof).

     4.     CONDITIONS.

     4.1 Conditions to Buyer's Performance. Buyer's obligation to perform under this Agreement is expressly conditioned on the satisfaction of the following conditions, which are for Buyer's benefit only:

            (a) Inspections. Buyer's approval in its sole and absolute discretion of the physical, geological and environmental condition of the Real Property, including, but not limited to, the terms of all documents concerning the condition of and title to the Property, the dimensions, boundaries or acreage of the Real Property, the gross or net acreage planted or useable for vineyards, the General Plan designations, zoning, land use permits or potential uses, the compliance with any applicable zoning, land use, building or other statutes or regulations, the soil types, conditions or percolation rates, storm drainage, public utilities services and services of the Water Company the surface waters drainage onto and off of the Real Property, the possibility that hazardous substances might have contaminated any portion of the Real Property, the suitability of the Real Property and improvements thereon for any uses Buyer may intend to make of the same, the terms of the Madrone Lease and all Grape Sale Contracts, and the feasibility and marketability of Buyer's development plan for the Property. Any costs or fees incurred due to Buyer's inspection shall be paid by Buyer. Buyer's inspection and investigation of the Property shall be completed no later than forty-five
(45) days after the Effective Date (the "Inspection Period"). Buyer shall notify Seller in writing of Buyer's approval or disapproval of Buyer's inspection condition no later than 5:00 p.m. on the last day of the Inspection Period. Buyer's failure to notify Seller in writing of its approval or disapproval within the Inspection Period shall be conclusively deemed to be a disapproval of the condition of the Property.

            (b) Seller's Representations; Seller's Performance. Buyer's obligation to perform under this Agreement is further expressly conditioned upon Seller's representations contained herein being true and correct in all material respects as of each Closing. Seller shall have performed each and every obligation to be performed by Seller in this Agreement on or before each Closing, or by such earlier time as may be specified in this Agreement.

                                    - 23 -
            (c) Title Policy Commitment. Buyer's obligation to perform under this Agreement is further expressly conditioned upon the Title Company being irrevocably and unconditionally committed to issue the Title Policy on each Closing Date, subject only to the applicable Permitted Title Exceptions.

            (d)     Buyer's Termination.  If any condition set forth in this
Section 4.1 is not satisfied or waived in writing by Buyer on or before Closing or by such earlier time as may be specified in this Agreement, then Buyer may elect, at its sole option, to terminate this Agreement by delivery to Seller of Buyer's notice of termination ("Buyer's Termination Notice"). If Buyer fails to provide Seller timely notice of Buyer's approval of the Property after Buyer's inspection as provided in Section 4.1(a), this Agreement shall be deemed to be terminated. Upon any such termination, the Escrow shall be canceled and the Deposit and Increased Deposit shall forthwith be returned to Buyer, and thereafter, neither party shall have any rights or responsibilities to the other under this Agreement except for any claims of Seller against Buyer under Section 6 or except as otherwise set forth in this Agreement.

     4.2 Conditions to Seller's Performance. Seller's obligation to perform under this Agreement is expressly conditioned upon Buyer's representations contained herein being true and correct in all material respects as of the Closing. Buyer shall have performed each and every obligation to be performed by Buyer in this Agreement on or before Closing or by such earlier time as may be specified in this Agreement.

     4.3 Exhibits. Notwithstanding any other provision contained herein, Buyer and Seller acknowledge that Exhibits A through G are incomplete as of the Effective Date. Buyer and Seller will negotiate in good faith to complete such Exhibits within forty-five (45) days of the Effective Date and agree that such Exhibits, when complete, will be attached to and will be a part of this Agreement. If Buyer and Seller do not agree on all such Exhibits within such time period, Buyer's sole right shall be to terminate this Agreement in accordance with Section 4.1(d).

     5. WATER SUPPLY TO BUYER. The water system serving the Property and other parcels in the Juliana Preserve is described in the Juliana Mutual Water Company Engineer's Report dated April, 1998, prepared by James C. Hanson, Consulting Civil Engineer, a Corporation, of Sacramento, California. Seller has transferred the water system to the Water Company, and water will be supplied by the Water Company to owners of such parcels who are or who become shareholders in the Water Company, including the owners of the Real Property being purchased by Buyer. The water will be supplied pursuant to and in accordance with the Articles of Incorporation and Bylaws of the Water Company. The water entitlements of shareholders are described in Section 1 of Article IV of the Bylaws and in Exhibit B attached to the Bylaws. Copies of the Articles and Bylaws, together with the Offering Circular for prospective shareholders in the Water Company, have been heretofore provided to Buyer, and the same are incorporated herein by reference.

     5.1. Buyer's Water Entitlements. In accord with the Water Company Bylaws, Buyer will have the right, following its purchase of the Real Property, to apply for the issuance to Buyer of the shares of stock in the Water Company that are appurtenant to the Real Property, entitling Buyer to receive an annual water supply of 1.2 acre feet ("a.f.") per share for irrigation and .5 a.f. per share for frost protection for each agricultural acre and 1.2 a.f. per share for irrigation for each base allocation share as

                                    - 24 -
more fully set forth in Article IV of the Bylaws and as shown on Exhibit B to the Bylaws, a copy of which is attached hereto as Exhibit B. Seller shall deposit into escrow, for delivery to the Water Company upon closing, the share certificates held by Seller in the Juliana Mutual Water Company on the Real Property, being the amounts shown on Exhibit B, for surrender to and cancellation by the Water Company in accordance with Article XI of the Bylaws and to enable the Water Company to issue the new share certificates to the Buyer for the Real Property. Seller has not heretofore requested issuance to it by the Water Company of the Base Allocation shares for the Real Property and the issuance of the Base Allocation shares shall be at the option of the Buyer, in accordance with Section 10 of Article IV of the Bylaws of the Water Company.

     5.2 Limitation on Seller's voting for Changes of Water Entitlements. Until the Closing is completed or until the earlier termination of this Agreement, Seller shall not vote its shares to support any Bylaw amendment which would reduce the annual allocations of water to shares as provided for in Article IV of the Bylaws, other than proportionally to all shares (including Seller's) which may be necessary as a result of a future reduction or impairment of water rights or supply, acts of a court or governmental authority, or other causes which are beyond the control of Seller.

     5.3. Distribution Works Required for Delivery of Water to the Buyer's Parcels. Buyer will be further required at its own cost and expense to construct all distribution works necessary to pump, distribute, deliver and measure water from the Water Company's facilities to Buyer's Property for use on said Property as Buyer deems necessary or as required by the Water Company bylaws. Such distribution works shall also be designed, constructed and installed in a good and workmanlike manner and in accordance with good engineering practices, and they shall operate to the reasonable satisfaction of the Water Company. Buyer's ownership and operation of said distribution works shall be subject to all rights of the Water Company that are set forth in Section 4 of Article IV of the Bylaws.

     5.4. Payment of Assessments and Charges of the Water Company for Water Supply. On and after the Closing, Buyer shall pay when due all assessments fixed and levied by the Water Company on Buyer's shares or on Buyer's agricultural acreage, irrespective of the amount of acreage planted on the Real Property, plus all charges for use of water on the Real Property, irrespective of whether share have yet been issued for such acreage. All Water Company assessments and charges applicable to the Real Property being purchased shall be prorated between Seller and Buyer as of the Closing Date. Buyer's rights to a water supply shall be subject to all terms and conditions set forth in the Bylaws, including the payment of assessments and charges of the Water Company and compliance with any rules and regulations adopted by the Board of the Water Company.

     6. ACCESS TO PROPERTY AND RECORDS AND WAIVER OF STATUTORY DISCLOSURE REQUIREMENTS.

     6.1 Access. Seller shall provide Buyer and Buyer's representatives with reasonable access to the Property at reasonable business hours to undertake the inspections of the Property pursuant to Section 4.1(a). Seller shall provide to Buyer the existing books, records, legal documents, leases, contracts, reports and other information in Seller's possession which are requested by Buyer for the inspections and investigations under Section 4.1(a) within 5 days from the date of Buyer's request. Seller hereby permits Buyer

                                    - 25 -
to contact any contractors or consultants who have performed any work or inspections relating to the Property. Any fees or other cost incurred by Buyer's investigation shall be paid by Buyer. Buyer shall not allow any liens to be imposed upon the Property and shall indemnify and hold Seller harmless from and against any and all claims, losses, damages, liabilities, fines, penalties, and expenses (including, without limitation, reasonable attorneys' fees and costs), arising out of, resulting from, or asserted in connection with Buyer and/or its agents, employees, contractors and consultants entering onto, investigating and inspecting the Property, except to the extent any of the same shall be caused or contributed to by Seller or its agents, employees, contractors and consultants. Although Seller shall exercise good faith diligence to make the documents and records which are in its possession available to Buyer, Seller does not warrant the accuracy, sufficiency, or completeness of any such items for the Buyer's purposes, nor the availability of any further records or documents which might exist in Seller's records and files which might conflict with, supplement, explain or otherwise relate to the items produced by Seller.

     6.2 Waiver of Statutory Disclosure Requirements. An unoccupied residence known as the Barnett House is located on Parcel 12 and a small residence occupied by a vineyard employee is located on Parcel 13. Both residences are in poor condition, would require extensive reconstruction and renovation to become habitable and in compliance with current building and safety codes and have minimal or no value. Buyer is purchasing these parcels primarily for vineyard farming and development purposes, and no value whatsoever has been allocated to those structures in negotiating the agreed Purchase Price. Rather than having Seller raze and remove those structures before the Closing, Buyer is accepting those structures in "AS IS" condition, with no disclosures and with no warranties, and Seller shall have no obligations whatsoever to furnish any Transfer Disclosure Statement pursuant to Civil Code Section 1102.2(d). Buyer fully and finally waives all protections furnished Buyer and releases Seller from any responsibility to perform or comply with an of the provisions of California Civil Code Sections 1102 through 1102.15 and 2079.7, Public Resources Code Sections 2621.9, 2694 and 4136, Government Code Sections 8893 through 8897.5 and 51183.5.

     7.     TITLE.

     7.1 Condition of Title. At the Closing, Seller shall convey fee simple title to the Real Property to Buyer by grant deed, subject only to the applicable Permitted Title Exceptions.

     7.2 Title Review and Title Policy. Within fifteen (15) business days following the Effective Date, Buyer shall obtain a current preliminary title report on the Real Property (the "Preliminary Report") from the Title Company, together with full and legible copies of all supporting documents, and shall furnish copies to Seller. Buyer may also order at Buyer's cost a survey of the Property from a licensed surveyor sufficient to obtain an ALTA title insurance policy (the "Survey"), provided that no extension of the Inspection Period will be made to accommodate any delays in completion of the Survey. During the Inspection Period, Buyer may approve or disapprove of any exceptions to title to the Property shown therein. If Buyer does not approve the exceptions shown on the Preliminary Report, Buyer's sole right shall be to terminate this Agreement in accordance with Section 4.1(d), in which event neither party shall have further liability to the other, except for claims against Buyer pursuant to Section 6, and Buyer shall have no claim against the Property. During the Inspection Period, Seller and Buyer shall agree to all provisions

                                    - 26 -
of each easement to be granted to Buyer or the Water Company or reserved by Seller or the Water Company which are conditions of title to the portion of the Property being transferred, and if Buyer and Seller cannot agree on such easement provisions, Buyer's sole right shall be to terminate this Agreement as provided in Section 4.1(d). The provisions of such easements to be agreed upon shall include any limitations on the permitted uses and obligations to maintain or repair improvements within the easement areas and the sharing of the costs thereof. At the Closing the Title Company shall issue the applicable Title Policy.

     8.     ESCROW; COSTS AND PRORATIONS; POSSESSION.

     8.1 Escrow. To accomplish the purchase of the Property, the parties shall establish an escrow (the "Escrow") with the Escrow Holder for the Closing. Each party shall execute such instructions to the Escrow Holder as are consistent with this Agreement and deliver such instructions on or prior to the Closing. Seller and Buyer shall make the deliveries into Escrow as set forth in Sections 8.2 and 8.3 below.

     8.2 Seller's Deposit into Escrow. Seller shall deposit the following documents with Escrow Holder prior to the Closing Date:

            (a) a good and sufficient grant deed, in a form acceptable to Buyer, properly executed and acknowledged by Seller in favor of Buyer, the delivery and recordation of which shall vest in Buyer fee title in and to the Real Property, subject only to the applicable Permitted Title Exceptions;

            (b) an assignment of the Marks, in the form of Exhibit E attached hereto, duly and validly executed by Seller in favor of Buyer;

            (c) an assignment of the Grape Sales Contracts, in the form of Exhibit F attached hereto (the "Assignment of Contracts'), duly and validly executed by Seller in favor of Buyer, together with originals or complete and correct copies of all of the Grape Sales Contracts;

            (d) a certificate (the "FIRPTA Affidavit"), duly and validly executed by Seller in favor of Buyer, certified that Seller is not a "foreign person," as the term is defined in Section 1445 of the Internal Revenue Code of 1986, as amended;

            (e) a certificate (the "Withholding Certificate") duly and validly executed by Seller in favor of Buyer as required under California Revenue and Taxation Code Sections 18805 and 26131;

            (f) such proof of Seller's authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Seller to act for and bind Seller as may be reasonably required by the Title Company;

            (g) the share certificates held by the Seller in the Water Company on the Real Property, for delivery to and cancellation by the Water Company after closing of escrow, in accordance with Article XI of the Bylaws, to enable the Water Company to issue the new share certificates to the Buyer for the Real Property;

            (h)     an assignment of the personal property owned by Seller and

                                    - 27 -
located on the Real Property, in the form of Exhibit G attached hereto, duly and executed by Seller in favor of Buyer;

            (i) affidavits and such other certificates as the Title Company shall reasonably or customarily require.

     8.3 Buyer's Deposits into Escrow. Buyer shall deposit with Escrow Holder prior to the Closing Date the Purchase Price in accordance with Section 3 above and any additional funds necessary to cover Buyer's share of fees, costs, premiums and prorations.

     8.4 Close of Escrow. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, but subject to the satisfaction of all conditions precedent, the Escrow for the Closing shall close and fee title to the applicable portion of the Property shall be transferred to Buyer within sixty (60) following the removal of contingencies by Buyer under Section 4.1 (the "Final Closing Date"), unless modified in writing by both parties.

     8.5 Costs and Prorations. The following costs and expenses shall be borne or prorated at Closing:

            (a) property taxes shall be prorated based on the most current real property tax bill available, including any property taxes which may be assessed after the Closing Date pertaining to the period prior to transfer of title to Buyer, regardless of when notice thereof is delivered or who receives such notice. Buyer shall pay any supplemental property taxes assessed on transfer of the Property;

            (b) any bond or assessment that is a lien (determined as of the Closing Date) shall be paid by Seller at Closing;

            (c) all title insurance costs and premiums charged in connection with the issuance of the Title Policy shall be paid by Seller, except that incremental costs incurred to obtain an ALTA title insurance policy shall be paid by Buyer as provided in Section 7.2;

            (d) all City and County documentary transfer taxes or similar property transfer taxes shall be paid by Seller;

            (e) Escrow fees shall be shared equally between Seller and Buyer;

            (f) Seller and Buyer shall each pay their own legal fees and expenses incurred in connection with the transaction contemplated herein;

            (g) any assessments or charges of the Water Company shall be prorated as set forth in Section 5.5;

            (h) all other costs and expenses, if any, shall be allocated between Seller and Buyer in accordance with customary practice in the county where the Property is located.

     8.6 Possession. Seller shall deliver possession of the Property to Buyer at Closing, free from all tenants or other occupants or rights of others in and to the Property, subject only to the Permitted Title Exceptions.

     9.     PARTIES' RIGHTS AND OBLIGATIONS PRIOR TO CLOSING.

                                    - 28 -
     9.1 Seller's Rights and Obligations. As long as this Agreement remains in force, Seller covenants and agrees as follows:

            (a) Liens and Other Agreements. Except as otherwise provided in this Agreement, Seller shall not cause any liens, encumbrances or easements on the Property other than the Permitted Title Exceptions or those which will be removed prior to Closing. Except as otherwise provided in this Agreement, Seller shall not enter into any agreement regarding the sale, rental, management, repair, improvement or any other matter affecting all or any portion of the Property or amend or modify any such existing agreement if the same would be binding on Buyer or the Property after the Closing Date without the prior written consent of Buyer, which consent shall not be unreasonably withheld by Buyer.

            (b) Waste. Seller shall not voluntarily waste or diminish the value of the Property for any reason, except that caused by normal wear and tear.

            (c) Insurance. Seller shall maintain its existing insurance policies or equivalent coverage, continuously in force through the date of Closing.

            (d) Operation of Property. At all times prior to the relevant Closing but except in the event of a Casualty (as defined below) (which will be governed by Section 17 below), Seller shall operate and manage the Property in the manner in which Seller has customarily operated and managed the Property, shall maintain present services, shall maintain the improvements on the Real Property in good repair and working order, shall keep on hand sufficient materials, supplies, equipment and other personal property for the efficient operation and management of the Property, and shall perform when due all of seller's obligations under the Grape Sales Contracts, and otherwise in accordance with applicable laws, ordinances, rules and regulations affecting the Property. Without limiting the foregoing, Seller shall perform its obligations under Section 2.2.

            (e) "AS IS" Condition of Property. EXCEPT FOR SELLER'S LIMITED REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, SELLER SHALL DELIVER THE PROPERTY TO BUYER IN "AS IS" CONDITION AT CLOSING. THE REAL PROPERTY MAY OR MAY NOT BE FREE OF ANY AND ALL HAZARDOUS SUBSTANCES, AS DEFINED BELOW, AND, EXCEPT FOR SELLER'S LIMITED REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, IT SHALL BE BUYER'S OBLIGATION TO SATISFY ITSELF AS TO THAT MATTER. AFTER CLOSE OF ESCROW, BUYER SHALL HAVE NO RIGHT, CLAIM OR SUIT OF ANY NATURE WHATSOEVER SHOULD HAZARDOUS SUBSTANCES EXIST ON THE PROPERTY. IN ALL MANNER, AND TO THE MOST LIBERAL INTERPRETATION OF THE LAW, BUYER AS A SOPHISTICATED AND KNOWLEDGEABLE GROWER OF WINE GRAPES AND PURCHASER OF AGRICULTURAL LAND, IS RELYING ON ITS OWN DUE DILIGENCE WHEN ACQUIRING THE PROPERTY AND IS SO ACQUIRING THE PROPERTY "AS IS", WITH NO WARRANTIES WHATSOEVER BY SELLER, EITHER EXPRESS OR IMPLIED, CONCERNING THE CONDITIONS OF THE PROPERTY OR THE IMPROVEMENTS THEREON, EXCEPT FOR SELLER'S LIMITED REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT.

     _________________                  ________________
     Seller's Initials                  Buyer's Initials

     10. HAZARDOUS TOXIC AND/OR GOVERNMENTAL REGULATED MATERIALS. During Buyer's Inspection Period, Buyer may undertake an inspection and investigation of Hazardous Substances located on, in or about the Real Property at Buyer's

                                    - 29 -
expense. Upon receipt of an environmental report from Buyer's engineering firm showing the presence of Hazardous Substances in, on or about the Real Property, Buyer shall promptly notify Seller thereof and provide Seller with a copy of such report. If Buyer is dissatisfied for any reason, and in its sole discretion, with the results of the foregoing inspection and investigation, then Buyer may terminate this Agreement as provided in Section 4.1(a) and (e). To the best of Seller's knowledge, except for normal supplies of fuel and agricultural chemicals, there are no Hazardous Substances on the Real Property.

     Hazardous Substances, as defined and used in this Agreement, include, without limitation:

            (i) those substances included within the definitions of "hazardous substance," "hazardous waste," "hazardous material," "toxic substances," "solid waste," or "pollutant or contaminant" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the Resource Conservation and Recovery Act of 1976, as amended; the Clean Water Act also known as the Federal Water Pollution Control Act, as amended; the Toxic Substances Control Act, as amended; the Hazardous Materials Transportation Act, as amended, or under any other environmental ordinance, regulation or law, all as may be amended;

            (ii) those substances listed in the United States Department of Transportation Table, or by the Environmental Protection Agency, or any successor agency, as hazardous substances;

            (iii) other substances, materials, and wastes which are or may become regulated or classified as hazardous or toxic under federal, state, or local laws or regulations; and

            (iv) any material, waste, or substance which is (1) a petroleum or refined petroleum product, (2) asbestos, (3) polychlorinated biphenyl, (4) designated as a hazardous substance pursuant to 33 USCS Section 1321 or listed pursuant to 33 USCS Section 1317, (5) a flammable explosive, or (6) a radioactive material.

     11.    LIMITED REPRESENTATIONS AND WARRANTIES.

     11.1 Seller's Representations. Notwithstanding any other provision contained herein, Seller hereby represents and warrants to Buyer as of the Effective Date and as of the Closing the following matters set forth in this
Section 11.1. Such representations and warranties shall survive the Closing.

            (a) No Litigation. To the best of Seller's knowledge, there is no litigation threatened or pending respecting the ownership, possession, condition, use or operation of the Property.

            (b) No Service Contracts or Licenses. Except for utilities service contracts, the Water Company rights and obligations discussed in
Section 5, Permitted Title Exceptions, and Grape Sales Contracts, there are no material (i) equipment leases, maintenance agreements, service contracts, or management contracts for the Property, nor, (ii) agreements whereby any person or entity holds any right, license, or privilege to possess or use the Property.

            (c)     Execution; No Breach of Other Agreements.  The execution,

                                    - 30 -
delivery and performance of this Agreement will not conflict with, or result in a breach of any contract or agreement to which Seller is a party.

            (d) Corporate Authority. Seller is a corporation duly incorporated and organized and validly existing and in good standing under the laws of the State of California. Seller has full power and authority to enter into this Agreement and to perform this Agreement. The execution, delivery and performance of this Agreement by Seller have been duly and validly authorized by all necessary action on the part of Seller and all required consents and approvals have been duly obtained.

            (e) Foreign Person. Seller is not a "foreign person" as defined in section 1445 of the Internal Revenue Code of 1986, as amended, and the Income Tax Regulations thereunder.

            (f) California Withholding. No California withholding of tax or reporting pursuant to California Revenue and Taxation Code Sections 18805, 18815 and 26131 will be required with respect to the sale of the Property by Seller.

            (g) Marks. Seller has applied for a federal registration of the Marks and has full right and power to sell and assign to Buyer such rights as it has with respect to the Marks and their registration, subject to the non-exclusive rights to use the Marks granted pursuant to those certain Grape Sales Contracts specifically identified on Exhibit C hereto. Seller has not received notice that Seller is infringing or is alleged to be infringing any proprietary right of any person. Seller does not have knowledge of any third-party infringement, of the use of the Marks. Seller has received no notice from any person challenging or questioning the right of the Seller to use the Marks.

            (h) Grape Sales Contracts. With respect to the Grape Sales Contracts listed on Exhibit C: (i) the Grape Sales Contracts represent the entire agreement between Seller and each vendee thereunder; (ii) Seller has not sent or received any written notice and Seller is not otherwise aware of any claim or assertion that any of the Grape Sales Contracts are not in full force and effect and Seller has not sent or received any written notice of any default thereunder; and (iii) a true and complete copy of each of the Grape Sales Contracts, as amended, has, prior to the Effective Date, been delivered to Buyer.

     11.2 No Representations Regarding Hazardous Substances. Except as contained in Section 10, Seller expressly makes no representation or other undertaking that the Property or any portion thereof is without Hazardous Substances.

     11.3 Notification of Facts or Events Concerning Seller's Representations. With respect to the foregoing representations, in the event Seller learns of or becomes aware of any facts or events which would make the foregoing representations untrue prior to the Closing, Seller shall notify Buyer in writing of such facts or events within five (5) days of Seller learning or becoming aware of such facts or events. If Buyer reasonably concludes that such facts or events materially affect the Property, Buyer shall, upon written notice to Seller within five (5) days from receipt of Seller's notice, be entitled to terminate this Agreement, cancel the Escrow and have its Deposit and Increased Deposit returned immediately by Escrow Holder. Upon such notification, neither party shall thereafter have any

                                    - 31 -
rights or responsibilities to the other except as otherwise provided by this Agreement and except as set forth in Section 6 hereof.

     11.4 Buyer's Representations. Notwithstanding any other provision contained herein, Buyer hereby represents and warrants to Seller as of the Effective Date and as of the Closing the following matters set forth in this
Section 11.4.  Such representations and warranties shall survive the Closing.

            (a) Corporate Authority. Buyer is a limited liability company duly incorporated and organized and validly existing and in good standing under the laws of the State of Washington. Buyer has full power and authority to enter into this Agreement and to perform this Agreement. The execution, delivery and performance of this Agreement by Buyer have been duly and validly authorized by all necessary action on the part of Buyer and all required consents and approvals have been duly obtained.

            (b) Execution; No Breach of Other Agreements. The execution, delivery and performance of this Agreement will not conflict with, or result in a breach of any contract or agreement to which Buyer is a party.

            (c) Financing. Buyer and/or its affiliated companies have the financial resources to pay the Purchase Price, in cash, at the Closing. The availability of funds is not dependent on any uncompleted equity or debt financing.

     11.5 Authority to Sign. The parties hereby represent that the persons executing this Agreement on their behalf are authorized to do so and upon their execution of this Agreement, this Agreement shall be valid and binding upon and enforceable against Buyer or Seller, as the case may be.

     12. NO BROKERS OR COMMISSIONS. The parties acknowledge that Richard Ryan Kelley represented the Seller and WRK Commercial Real Estate Inc. exclusively represented the Buyer. To the extent these brokers or any other brokers or salespersons have been involved, the party who engaged the brokers or salespeople shall hold the other party free and harmless from any demand or liability for payment of commissions or fees.

     13. ATTORNEYS' FEES. If either party initiates arbitration proceedings or commences an action against the other to enforce any of the terms hereof or because of the breach by either party of any of the terms or conditions hereof, the prevailing party in such arbitration proceedings or action shall be entitled to recover its reasonable attorneys' fees and costs and expenses incurred in connection with the prosecution or defense of such action, including any appeal thereof, and any post judgment collection costs, in addition to all other relief.

     14. ASSIGNMENT. This Agreement may not be assigned by Buyer without the prior written consent of Seller, except Buyer may assign the Agreement to any business entity in which Buyer has an ownership interest of 25% or more or to any business entity which has an ownership interest of 25% or more in Buyer.

     15. NOTICES. Any notice required or permitted to be given under this Agreement shall be in writing and shall be either delivered by messenger or overnight mail service with a delivery receipt or sent by registered or certified mail, postage prepaid, return-receipt requested. Such notices shall be deemed received or delivered on the date shown on the receipt, on the date

                                    - 32 -
such notice was returned as undeliverable or on the date delivery was refused. Any notices shall be addressed as hereafter set forth or to such address as either party shall subsequently give by notice to the other party:

To Seller:     Juliana Vineyards
               c/o Reunion Industries
               Mr. Richard Evans
               62 Southfield Avenue
               Stanford, CT  06902

With Copy To:  Tucker Catlin
               Juliana Vineyards
               2424 Barnett Road
               St. Helena, CA  94574

To Buyer:      Triad Napa LLC
               c/o Triad Development Inc.
               601 Valley Street, suite 309
               Seattle, WA 98109

     Any notice or other communication under this Agreement may be given on behalf of a party by the attorney for such party.

     16.    MISCELLANEOUS PROVISIONS.

     16.1 Entire Agreement. This Agreement contains the entire agreement of the parties; any previous understandings of the parties regarding the subject matter hereof are expressly declared null and void and are superseded hereby.

     16.2 Severability. If any term or provision of this Agreement shall, to any extent, be held invalid or unenforceable, the remainder of this Agreement shall not be affected thereby.

     16.3 Waivers. No waiver of any breach of any covenant or provision herein contained shall be deemed a waiver of any other covenant or provision herein contained, and no waiver shall be valid unless in writing and executed by the waiving party. No extension of time for performance of any obligation or act shall be deemed an extension of time for performance of any other obligation or act.

     16.4 Construction. Headings at the beginning of each section and subsection are solely for the convenience of the parties and are not a part of and shall not be used to interpret this Agreement, the singular form shall include plural and the masculine shall include the feminine and vice versa. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties have prepared the same. Unless otherwise indicated, all references to Sections are to this Agreement. All exhibits referred to in this Agreement are attached hereto and incorporated herein by this reference. The parties acknowledge and agree that certain terms defined in this Agreement may have different or multiple meanings depending upon the circumstances and context. Therefore, the parties agree that all terms defined in this Agreement shall be interpreted as appropriate in the particular circumstances and context.

     16.5 Modification. This Agreement may not be modified, amended or terminated except pursuant to a written instrument duly executed and acknowledged by the parties hereto.

                                    - 33 -
     16.6 No Third Party Beneficiaries. This Agreement is made and entered into for the sole benefit of the parties hereto, their successors and assigns and such parties do not intend to create any rights or benefits for any person who is not a party to this Agreement.

     16.7 Further Assurance. The parties agree to execute any further documents, and take any further actions, as may be reasonable and appropriate in order to carry out the purpose and intent of this Agreement. The foregoing shall include, without limitation, Seller, in its capacity as a shareholder of the Water Company, using reasonable efforts to cause the Water Company to execute any such documents and to take any such actions.

     16.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute but one and the same instrument. The execution of this Agreement shall be deemed to have occurred, and this Agreement shall be enforceable and effective, only upon the complete execution of this Agreement by Seller and Buyer.

     16.9 Time of the Essence. Time is of the essence of each and every condition herein, and of each term and provision herein.

     16.10 Governing Law. This Agreement shall be governed and construed in accordance with California law.

     16.11 Dates. If the day for performance under any time period specified in this Agreement shall fall on a Saturday, Sunday or holiday observed by the federal government or the State of California, then the time for performance under such time period shall automatically be extended to the next business day; provided, however, that the term "days" as used to compute time periods in this Agreement shall not be construed to mean "business days."

     16.12 Confidentiality. Seller and Buyer each agree to maintain the terms of this Agreement confidential and not to disclose the same to any third party, except that each may disclose the terms of this Agreement ((i)to their respective auditors, prospective investors, legal advisors, prospective lenders, investment bankers (provided such parties agree to maintain the terms of this Agreement confidential), (ii) in connection with any arbitration, mediation or other legal proceeding, to the extent relevant to such proceeding, (iii) in connection with any administrative or regulatory approval or filing process related to the conduct of its business, (iv) as may be required by law and (v) as otherwise may be reasonably necessary to effectuate the consummation of the sale and purchase of the Property. Moreover, the following shall not be deemed confidential for the purposes of this Agreement:
(1) information that is or becomes generally available to the public other than as a result of a disclosure by either party in violation of this Agreement (2) information that was already known by either party on a non-confidential basis prior to this Agreement; (3) information that becomes available to either party on a non-confidential basis from a source other than the other party if such source was not subject to any prohibition against disclosing the information to such party; and (4) information a party is required by law or court order to disclose. Nothing in this Agreement shall prevent Seller from giving any notifications of the sale of vineyards to third parties required to be given pursuant to contracts entered into between such third parties and Seller. Reunion Industries Inc. may issue a press release regarding this transaction; provided, however, that Buyer shall have the right to review and comment on the contents of such press release.

                                    - 34 -
     16.13 Binding on Successors-In-Interest. Except as expressly provided herein to the contrary, this Agreement shall be binding on, and inure to the benefit of, the parties' successors-in-interest.

     16.14 Survival. The representations, warranties and covenants set forth in this Agreement shall survive each Closing and the consummation of the transactions contemplated in this Agreement.

     17. CASUALTY OR EMINENT DOMAIN. If, before the Closing, there occurs any damage by fire, earthquake, disease, infestation or other casualty ("Casualty") or any proceedings are commenced for the taking by exercise of the power of eminent domain a ("Taking" in either event) of all or a material part of the Property which, as reasonably determined by Buyer, would render the Property unacceptable to Buyer or unsuitable for Buyer's intended use, Buyer shall have the right, by giving notice to Seller within thirty (30) days after Seller gives notice of any Casualty or the commencement of any Taking to terminate this Agreement, in which event this Agreement shall terminate, and the Deposit and the Increased Deposit shall be immediately returned to Buyer by Escrow Holder. If, before the Closing, any Casualty occurs or any proceedings are commenced for a Taking of less than such a material part of the Property, or if Buyer has the right to terminate this Agreement pursuant to the preceding sentence but Buyer does not exercise such right, then this Agreement shall remain in full force and effect and, on the Closing, insurance proceeds or condemnation award (or, if not theretofore received, the right to receive such award) payable on account of a Casualty or Taking shall be transferred to Buyer. Seller shall give notice to Buyer immediately after the occurrence of a Casualty or Seller's receiving notice of the commencement of any proceedings for Taking by exercise of the power of eminent domain of all or any part of the Property. Buyer shall have a period of thirty (30) days (or such shorter period as Buyer may elect by giving notice to Seller) after Seller has given the notice to Buyer required by this Section 17 to evaluate the extent of the Casualty or Taking and make the determination as to whether to terminate this Agreement. If necessary, the Closing shall be postponed until Seller has given the notice to Buyer required by this Section 17 and the period of thirty (30) days described in this Section 17 has expired.

     18.    ARBITRATION OF DISPUTES.    All disputes, claims and causes of
action to interpret or enforce the provisions or to recover damages or other relief for breach of this Agreement shall be resolved by binding arbitration conducted pursuant to the Commercial Arbitration Rules and all applicable procedures of the American Arbitration Association ("AAA") then in effect with a single arbitrator who is a retired Federal or California State Court judge. The arbitrator shall be selected by mutual agreement of the parties, or if they are unable to reach agreement on the arbitrator within fifteen (15) days after written notice by one party to the other invoking this arbitration provision, in accordance with AAA procedures from a list of retired Federal or California State Court judges provided by the AAA, which shall not be limited to individuals who have exclusive arrangements with the AAA. The arbitration shall be conducted in Napa County, California, and all expedited procedures of the AAA, whether in its Commercial Arbitration Rules, Rules for Large Cases, or otherwise, shall be permitted. The arbitrator shall have the same powers as a Superior Court Judge to order in the award all injunctive, declaratory or other relief or remedies which could be entered in an action filed in the Napa County Superior Court upon the same causes of action, and the arbitrator may retain continuing jurisdiction when appropriate to make further determinations or to enforce the award; provided, however, with respect to Seller's remedies for Buyer's breach of this Agreement with respect to the purchase and sale of

                                    - 35 -
the Property or any portion thereof, the arbitrator shall be limited to awarding damages to Seller in accordance with Section 3.3 of this Agreement. All arbitration proceedings shall be completed within ninety (90) days after the written notice initiating the arbitration has been filed with the AAA. If the AAA ceases to exist or its arbitration services become unavailable within 50 miles of the City of Napa, a comparable arbitration service and its procedural rules shall be utilized.

     The provisions of Title 9 of Part 3 of the California Code of Civil Procedure, including Section 1283.05 thereof permitting expanded discovery proceedings, shall be applicable to all disputes or controversies which are arbitrated pursuant to this Agreement; provided, however, all discovery may proceed on ten (10) business days' notice. This agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law. The arbitrator shall provide sufficient time for each party to reasonably complete its discovery.

     The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. All notices, including notices under California Code of Civil Procedure Section 1290.4 shall be given in writing to the parties as provided in Section 15.

     The decision of the arbitrator so reached shall be binding and conclusive upon all of the parties to this Agreement (whether they participated in said arbitration or not after receipt of proper notice) and judgment in accordance therewith may be entered by any court having jurisdiction thereof. The costs of any arbitration (to include reasonable counsel fees, and expert witness fees, as both are determined by the arbitrator) shall be borne exclusively by the non-prevailing party or parties unless the arbitrator for good cause determines otherwise in his or her order. The decision of the arbitrator may be appealed on all grounds specifically in the statutes governing arbitration and, in addition, upon any alleged mistake of law.

     NOTICE: BY INITIALING IN THE SPACE BELOW, YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE ARBITRATION OF DISPUTES PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW, YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

     WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION TO NEUTRAL ARBITRATION.

______                           _______
SELLER                           BUYER

Signatures appear on the following page.

                                    - 36 -
WHEREFORE, the parties have executed this Agreement on the dates written below.



SELLER:

JULIANA VINEYARDS, a California Corporation                  Date:



By:

Richard L. Evans, Executive Vice President




BUYER:

TRIAD NAPA LLC, a Washington Limited Liability Company       Date:



By:

Frederick W. Grimm

                                    - 37 -
                                  EXHIBIT A

     "Property" means the real property located in Napa County, California, consisting of the entire Parcels 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15A,
16, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 30, 34A, 35, 36A, 40,
41 and 43 (APNs _______________________), including all improvements located thereon and easements, rights-of-way, licenses, appurtenances and other rights of Seller belonging to or serving said parcels, but subject to all existing reservoirs, improvements and easements of the Water Company, all other existing easements of record, any non-exclusive water pipelines, utilities and roadway easements to be reserved by Seller as shown on Exhibit "A", the Lease by Madrone Knolls Vineyard Company (the "Madrone Lease") of a portion of Parcel 14, and all existing grape sales contracts. The Parcels shown on Exhibit "A" are more specifically described as the parcels with the same numbers on the map recorded as 21 Parcel Maps 1/45, Napa County Official Records.

                                    - 38 -
             FIRST AMENDMENT TO REAL ESTATE PURCHASE AGREEMENT   EXHIBIT 10.27

     Juliana Vineyards, a California corporation (hereafter "Seller") and Triad Napa LLC (hereafter "Buyer") agree that the REAL ESTATE PURCHASE AGREEMENT effective May 5, 2000 executed by them (hereinafter "Agreement") is amended as follows:

     1. The definition "Farming Costs " in Section 1 of the Agreement is deleted in its entirety.

     2. The definition "Property" in Section 1 of the Agreement is amended to insert a comma at the end of the sentence and to add "but excludes all rights to the entire grape crop produced on the Property for the 2000 crop season, together with all proceeds from sales of such grapes under the existing Grape Sales Contracts, all of which are retained by Seller."

     3.     Section 2.2 of the Agreement is deleted in its entirety.

     4. Section 3.1 of the Agreement is amended in its entirety to read as follows: "The purchase price (the "Purchase Price") for the Property shall be Seventeen Million Six Hundred Thousand Dollars ($17,600,000).

     5. Section 3.2(a) of the Agreement is amended in its entirety to read as follows:

     "Buyer has deposited One Hundred Thousand Dollars ($100,000) into Escrow. Buyer shall deposit Three Hundred Fifty Thousand Dollars ($350,000) into Escrow concurrently with the signing of this Amendment, for a total deposit of Four Hundred Fifty Thousand Dollars ($450,000), which is hereafter referred to as the "Deposit". The Deposit shall be applied to the Purchase Price at Closing.

     6. Section 8.4 of the Agreement is amended to provide that the Final Closing Date shall be ten (10) days following the date on which Seller gives written notice to Buyer that the 2000 harvest is 100% completed.

     7. Section 9.1(d) of the Agreement is amended to delete the entire last sentence.

     Except as specifically modified by this Amendment, all other terms and provisions of the Agreement remain fully enforceable.

                                    - 39 -
     This Amendment shall become effective upon Seller receiving written notice from Escrow Holder that Buyer has paid the full $450,000.00 Deposit into Escrow. This Amendment shall fully and finally terminate if Buyer fails to pay the full $450,000.00 Deposit into Escrow on or before 5:00 p.m. PDT on September 1, 2000.

DATED: August        , 2000
SELLER:
JULIANA VINEYARDS
A California Corporation,

By: __________________________________________
    Richard L. Evans, Executive Vice-President

DATED: August , 2000
BUYER:
TRIAD NAPA LLC, A Washington
Limited Liability Company

By: ____________________________________
    Frederick W. Grimm

                                    - 40 -
                                                                 EXHIBIT 99.1
                                PRESS RELEASE
                           REUNION INDUSTRIES, INC.

             REUNION INDUSTRIES ANNOUNCES COMPLETION OF SALE OF
                CALIFORNIA WINE GRAPE AGRICULTURAL OPERATIONS

FOR INFORMATION CONTACT:                               FOR IMMEDIATE RELEASE
John M. Froehlich
Chief Financial Officer
412-281-2111

     Pittsburgh, Pennsylvania - November 2, 2000 - Reunion Industries, Inc. (Amex-RUN) announced today that, on October 27, it completed the previously announced sale of substantially all of its wine grape agricultural operations and real estate in Napa County, California to The Vineyards at Juliana LLC, a Seattle, Washington based company. Reunion used the net proceeds for general corporate purposes, including repayment of approximately $16 million of debt.

     "The completion of this sale is another step in the Company's continuing commitment to debt reduction. As a result of this sale, the previous sale of Data Packaging Limited in August and scheduled monthly repayments from operating cash flows, Reunion has reduced its debt by approximately $30 million since the merger in March. We are dedicated to strengthening our balance sheet and creating shareholder value" said Kimball Bradley, Reunion's President and Chief Operating Officer.

     This press release contains forward-looking statements as defined by
Section 21E of the Securities Act of 1934, as amended, concerning the Company's expectations about the future use of proceeds, operations and debt balances, which are dependent on future events, including events beyond the control of the Company. Additional information on potential factors and risks that could affect the company's future operations are contained in the Company's reports and filings with the Securities and Exchange Commission.

     Reunion's Metals Group, through its five manufacturing divisions, manufactures and markets a broad range of metal fabricated and machined industrial parts and products, including seamless steel pressure vessels, fluid power cylinders, industrial cranes, leaf springs and storage racks. The Plastics Group manufactures high volume, precision plastics products and thermoset compounds and provides engineered plastics services.

                                    - 41 -